   As filed with the Securities and Exchange Commission on March 4, 2002

                                                     Registration No.
                                                     333-64528
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 4 TO

                            REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           AUTO-Q INTERNATIONAL, INC.
                 (Name of Small Business Issuer in its charter)

                DELAWARE                                  4899                            98-0349160
    (State or Other Jurisdiction of           (Primary Standard Industrial             (I.R.S. Employer
     Incorporation or Organization)           Classification Code Number)             Identification No.)

                          55-57 WOODCOCK TRADING ESTATE
                       WARMINSTER BA12 9DX UNITED KINGDOM
                               011 44 198 521 1000
              (Address and telephone number of principal executive
                    offices and principal place of business)

                                     TOM LAM
                                    CHAIRMAN
                           AUTO-Q INTERNATIONAL, INC.
                          55-57 WOODCOCK TRADING ESTATE
                       WARMINSTER BA12 9DX UNITED KINGDOM
                               011 44 198 521 1000
            (Name, address and telephone number of agent for service)

                                    COPY TO:
                              PAUL J. POLLOCK, ESQ.
                        PIPER MARBURY RUDNICK & WOLFE LLP
                           1251 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10020
                                 (212) 835-6000
                             FAX NO.: (212) 835-6001

        Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICAL AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
                                      -----------
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                                                  -----------
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                          -----------
         If this Form is a post-effective amendment filed pursuant to Rule 464(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. |_|
              -----------

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                         -----------
                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                 Amount to                                 Proposed Maximum         Amount of
 Title of Each Class of Securities to               be           Proposed Maximum        Aggregate Offering    Registration Fee
            be Registered                        Registered   Offering Price Per Share(x)       Price                (1)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share          2,699,996       $.09                     $242,994.64             $621.00
===============================================================================================================================



 (1) The registration fee has been calculated pursuant to Rule 457(c) under the securities act as follows: 2,699,996 multiplied by $.09, which was the most recent sales price (rounded to the nearest cent) for shares of our common stock issued in a private placement.





THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                           AUTO-Q INTERNATIONAL, INC.
                        2,699,996 SHARES OF COMMON STOCK
                                -----------------

         This prospectus relates to the sale of up to an aggregate of 2,699,996 shares of our common stock which may be offered for sale from time to time by the selling stockholders listed on page 30.



         There is currently no public market for our common stock.


         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION
BEGINNING ON PAGE 4 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN AUTO-Q AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.


                               Per Share                  Total
Public offering price            $.09                   $242,500



     The selling shareholders will sell at a price of $.09 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.


                           ---------------------------

                            SUBJECT TO COMPLETION



     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
        OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                         ---------------------------


               THE DATE OF THIS PROSPECTUS IS MARCH 4, 2002.


                           ---------------------------

                                TABLE OF CONTENTS



                                                                                                                PAGE
     PROSPECTUS SUMMARY............................................................................................1

     RISK FACTORS..................................................................................................4

     FORWARD-LOOKING STATEMENTS....................................................................................7

     USE OF PROCEEDS...............................................................................................8

     MARKET FOR COMMON EQUITY AND DIVIDEND POLICY..................................................................8

     CAPITALIZATION SCHEDULE.......................................................................................9

     MANAGEMENT'S DISCUSSION AND ANALYSIS.........................................................................10

     DESCRIPTION OF BUSINESS......................................................................................14

     MANAGEMENT...................................................................................................24

     EXECUTIVE COMPENSATION.......................................................................................25

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..........................26

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................................................27

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............................................27

     DESCRIPTION OF SECURITIES....................................................................................28

     SHARES ELIGIBLE FOR FUTURE SALE..............................................................................29

     SELLING STOCKHOLDERS.........................................................................................29

     PLAN OF DISTRIBUTION.........................................................................................30

     LEGAL MATTERS................................................................................................31

     EXPERTS......................................................................................................31

     WHERE YOU CAN GET MORE INFORMATION...........................................................................31



     Until ________, 2002 (90 days following the effective date of this prospectus), all dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


      You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus.


AUTO-Q INTERNATIONAL, INC.

      We develop, distribute and install innovative products using global positioning systems and telematics technology, the wireless remote management and control of machines and equipment. We provide end-users with solutions for diverse applications for fleet and asset management including tracking, fuel monitoring, navigation, security and data acquisition. Substantially all of our business is conducted at the present time in the United Kingdom. Our flexible, sophisticated tracking and monitoring systems provide security for customers' valuable assets and can define the need for human action to maintain an optimal level of service. Our systems are employed to track vehicles, as metering devices, remote sensors and alarms. We also offer monitoring services for all our products. We believe that technological advances in positioning and telematics technology, including reduced component size, cost, power consumption and increased functionality, will continue to drive global positioning and telematics into a variety of new, high volume applications. Our added value comes from our ability to reduce operational costs to major logistics operators.

CORPORATE BACKGROUND

      Our operating subsidiary, Warminster Systems Limited, was organized in 1997 under the laws of England and Wales. Our principal executive offices are located at 55-57 Woodcock Trading Estate, Warminster BA12 9DX, United Kingdom. Our telephone number is (011) 44 198 521 1000 and our facsimile number is (011) 44 198 521 1666.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares.

RISK FACTORS

      An investment in the securities involves a high degree of risk. Prospective investors should carefully review the section entitled "Risk Factors" beginning on page 4, as well as other information provided in this prospectus.

                                  THE OFFERING

Shares offered by the selling stockholders...   2,699,996 shares of common
                                                stock.

Shares outstanding prior to offering            8,999,996

Shares to be outstanding following offering     8,999,996

Offering Price                                  $.09. The selling shareholders
                                                will sell at a price of $.09
                                                per share until our shares are
                                                quoted on the OTC Bulletin Board
                                                and thereafter at prevailing
                                                market prices or privately
                                                negotiated prices.

Dividend policy..............................   We intend to retain any
                                                earnings to finance the
                                                development and growth of our
                                                business.  Accordingly, we do
                                                not anticipate that we will
                                                declare any cash dividends on
                                                our common stock for the
                                                foreseeable future.  See
                                                "Market For Common Equity and
                                                Dividend Policy" on page 11.

                          SUMMARY FINANCIAL INFORMATION

     The following summary financial information is taken from our Financial Statements included elsewhere in this prospectus and should be read along with the Financial Statements and the related Notes.

INCOME STATEMENT DATA:


                                                      Years Ended                   Three Months Ended
                                                      September 30,                    December 31,
                                                  2001            2000            2001             2000
                                              -----------      -----------     -----------     -----------

Total revenue                                 $   617,519      $   503,647     $   559,238     $    95,110
Operating Expenses                                669,251          149,015         260,376          32,836
Interest Expense                                    3,060            3,148           4,427              19
Net Income (Loss)                                (390,749)          87,697          45,886          23,678
Net Income (Loss)
  per Share of
  Common Stock                                $     (0.07)     $      0.02     $      0.01     $      0.01
Average Number of Shares                        5,972,658        3,687,600       8,999,996       3,687,600


BALANCE SHEET DATA:



                                            September 30, 2001                    December 31, 2001
                                            ------------------                    -----------------
                                                                            Actual            As Adjusted
                                                                            ------            -----------

Total Assets                                         $1,150,403         $1,329,970             $1,135,336
Cash                                                        121              1,433                  1,433
Total Liabilities                                     1,047,044          1,179,981              1,179,981
Working Capital (Deficiency)                            (72,349)           (59,939)              (254,573)
Stockholders'
  Equity (Deficit)                                      103,359            149,989                (44,645)


                                  RISK FACTORS

         The securities we are offering involve a high degree of risk, including, the risks described below. You should carefully consider the following risk factors that affect our business and this offering before investing in the securities.


WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE IN ORDER TO CONTINUE AS A GOING CONCERN

         At September 30, 2001, we have a net working capital deficiency of approximately $72,349 and have sustained a net loss of $390,749 for the year ended September 30, 2001. This raises substantial doubt about our ability to continue as a going concern. We may not be able to meet our working capital and other cash requirements with cash derived from operations and as a result may require additional financing.


WE WILL NEED ADDITIONAL FINANCING IN ORDER TO FULLY IMPLEMENT OUR BUSINESS PLAN





         As of September 30, 2001 we have generated $1,761,113 in revenues and have raised $250,870 in equity which has been used to operate our business. In order to grow our business we need to hire additional sales and marketing staff, invest in product development, information technology enhancement and acquisitions. The revenues we have generated to date will not be sufficient to fund our growth plans and we need additional financing in order to do so. If we do not obtain additional financing, we will have to delay or abandon our growth objectives.





THERE IS NO MARKET FOR OUR COMMON STOCK


         There is no trading market for our common stock although we intend to seek a market maker to sponsor an application to have our shares quoted on the OTC Bulletin Board. If we are not successful in having our shares included on the OTC Bulletin Board, our shares will not be readily marketable. Even if we are successful in our application, there can be no assurance that an active trading market will develop. If no market develops, it may be difficult or impossible for you to resell your shares if you should desire to do so.

COMPETITION


         Our markets are highly competitive. Our competitive position depends upon a number of factors including the price, quality and performance of our products, the level of customer service, the development of new technology and our ability to participate in emerging markets. Within our target markets we encounter direct competition from other global positioning system and telematic technology providers, including Minorplanet Systems, Traffic Master and Orchid. We believe our ability to compete successfully against existing competitors will depend largely upon our ability to execute our strategy to provide products with significantly differentiated features compared to currently available products. There can be no assurance that we will be able to implement this strategy successfully.







WE FACE COMPETITION FROM ESTABLISHED COMPETITORS

         Our primary competitors have significantly greater financial, technical and marketing resources, and/or greater name recognition, including Minorplanet Systems, Traffic Master and Orchid. As a result, some of our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Some of our competitors have longer operating histories and greater overall resources than we do. Many of these companies have more extensive customer bases and broader customer relationships that they could leverage, including relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations than we do.

BECAUSE WE HAVE NON-EXCLUSIVE AGREEMENTS WITH NEWBURY ELECTRONICS LTD., TELECOM DESIGN COMMUNICATIONS, LTD., AIC (UK) LTD. AND MAPLE FLEET SERVICES, OUR COMPONENT AND EQUIPMENT SUPPLIERS, OUR COMPETITORS MAY BE ABLE TO OBTAIN ARRANGEMENTS SIMILAR TO OURS

         Our existing agreements with the companies that supply a significant portion of our equipment are non-exclusive. All of these suppliers have established relationships with our competitors. If our competitors were able to obtain similar or more competitive arrangements with our suppliers, our business and growth prospects could suffer.

OUR INABILITY TO PRODUCE SUFFICIENT QUANTITIES OF OUR PRODUCTS BECAUSE OF OUR DEPENDENCE ON COMPONENTS FROM KEY SOLE SUPPLIERS COULD RESULT IN DELAYS IN THE DELIVERY OF OUR PRODUCTS AND COULD HARM OUR REVENUES

         Some parts, components and equipment used in our products are obtained from sole sources of supply. If our sole source suppliers or we fail to obtain components in sufficient quantities when required, delivery of our products could be delayed resulting in decreased revenues. Additional sole-sourced components may be incorporated into our equipment in the future. We do not have any supply contracts to ensure sources of supply. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results.


WE DEPEND ON THIRD PARTY MANUFACTURERS AND ANY DISRUPTION IN THEIR MANUFACTURE OF OUR SYSTEM COMPONENTS WOULD HARM OUR OPERATING RESULTS

         All of the system components for our products are manufactured by our suppliers and we have limited in-house manufacturing capability. The efficient operation of our business will depend, in large part, on our ability to have our suppliers continue to manufacture our system components in a timely, cost-effective manner and in sufficient volumes while maintaining consistent quality. Any manufacturing disruption could impair our ability to fulfill orders and cause us to lose customers.


WE OPERATE OUR BUSINESS ON THE BASIS OF PURCHASE ORDERS


         We buy our equipment and sell our products and services on the basis of purchase orders. As a result, our suppliers and customers do not have any ongoing written obligation to continue doing business with us and could stop doing business with us at any time. Many of our customers initially make a limited purchase of our products and services for pilot programs. Although the sale of the equipment and services for the pilot programs are final with no right of return, these customers are under no obligation to purchase additional products or services from us.



WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR NEARLY HALF OUR REVENUES.




         The results of our operations are attributable to a limited number of sales. During the year ended September 30, 2001, Walkers Snack Foods and Mercedes Benz accounted for 57.3% of our revenues. The loss or deferral of one or more significant sales or failure to collect on significant accounts receivable from any of these customers could cause, substantial fluctuations in our results of operations.



WE DEPEND ON INCREASED BUSINESS FROM OUR CURRENT CUSTOMERS


         Because the total amount of maintenance and support fees we receive in any period, which constitutes a substantial portion of our revenues (13.3% for the year ended September 30, 2001), depends in large part on the products we previously sold, any downturn in our sale of products would negatively impact our future service revenues.

WE HAVE NOT YET ACHIEVED FULL MARKET ACCEPTANCE OF OUR PRODUCTS

         Although we market our products throughout Europe and to a limited extent in Asia, we cannot assure you that our products will achieve a significant degree of market acceptance in our geographic markets, and that acceptance, if achieved, will be sustained for any significant period or that our product life cycles will be sufficient (or substitute products developed) to permit us to recover our costs of operations. Failure of our products to achieve or sustain market acceptance could have an adverse effect on our business, financial condition and results of operations.

WE ARE RESPONSIBLE FOR OUR PRODUCT'S PERFORMANCE


         We currently have product liability insurance, but there can be no assurance that we will be able to obtain additional insurance or maintain such insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. We face a business risk of exposure to product liability, claims for consequential damages and other claims in the event that the use of our products and services or the failure of our products to perform in accordance with specifications is claimed to result in adverse effects. We cannot assure you that we will avoid significant product liability exposure or that insurance coverage will be available in the future on commercially reasonable terms, or at all. A loss of insurance coverage or the assertion of a product liability claim or claims would likely materially adversely affect our business, financial condition and results of operations. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant liability exposure. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the marketing and distribution of our products.


BECAUSE OUR SALES CYCLE IS LENGTHY AND VARIABLE, THE TIMING OF OUR REVENUES IS DIFFICULT TO PREDICT, AND WE MAY INCUR SALES AND MARKETING EXPENSES WITH NO GUARANTEE OF FUTURE SALES.


         Customers view the purchase of our products as a significant and strategic decision. As a result, customers typically undertake significant evaluation, including a limited initial purchase of our products for testing and trial prior to full deployment. This evaluation process frequently results in a lengthy period, typically ranging from six months to more than a year. During the evaluation process, we may incur substantial sales and marketing expenses and expend significant management efforts. In addition, product purchases are frequently subject to unexpected administrative, processing and other delays on the part of our customers. This is particularly true for customers for whom our products represent a very small percentage of their overall purchasing activities. As a result, sales forecasted to be made to a specific customer for a particular quarter may not be realized in that quarter, and this could result in lower than expected revenues.

DEPENDENCE UPON CURRENT KEY PERSONNEL FOR OUR SUCCESS

         If any officers or the following key personnel cease employment with us before we find qualified replacements, it might have a significant negative impact on our operations and overall business. Our success is dependent upon the personal efforts and abilities of our executive officers, including Tom Lam, Chairman and Chief Executive Officer, Anthony Power, Director, President and Head of Marketing, Guy Wormington, Director and Head of Engineering and Installation Resources, and Christopher Walker, Director and Chief Financial Officer. Currently, we maintain key man life insurance on all of our directors.

WE ARE SUBJECT TO RISK FROM EXCHANGE RATE FLUCTUATIONS

Most of our transactions with suppliers and customers are effected in pounds sterling, Auto-Q's functional currency. Our financial statements, included herein, are reported in U.S. dollars. As a result, fluctuations in the U.S. dollars to pounds sterling exchange rate may effect the reported financial results of Auto-Q from one period to the next. Auto-Q does not actively manage its exposure to such effects.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Description of Business" are forward-looking. We generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual future performance could differ significantly from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ significantly from our expectations include matters not yet known to us or not currently considered significant by us. Actual results may differ significantly from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."


                                 USE OF PROCEEDS


         The common stock is being sold by the selling stockholders for their own account and we will not receive any of the proceeds of this offering.



         Expenses we are expected to incur in connection with this registration are estimated at approximately $194,634. The selling stockholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the shares covered by this prospectus.




                  MARKET FOR COMMON EQUITY AND DIVIDEND POLICY



         There is currently no public market for our common stock.



         As of September 30, 2001, there are approximately 30 holders of record of our common stock.



         Effective September 30, 2000 and September 30, 1999, our subsidiary, Warminster Systems Limited declared cash dividends of $.025 and $.004, respectively, on each share of outstanding common stock or an aggregate of $92,052 and $13,053, respectively. Except for such dividends, we have never paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.


      "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR COMMON STOCK.

      The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

         For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell our common stock in the secondary market.

                            CAPITALIZATION SCHEDULE

The following table details the capitalization of Auto-Q as of December 31, 2001:

                                                                   Actual               As Adjusted
                                                                ----------              -----------
Short-term debt                                                 $   74,641              $   74,641
                                                                ----------              -----------
Long-term debt                                                      36,888                  36,888
Stockholders' equity (deficiency):
     Preferred stock, $.001 par value; 1,000,000 shares
       authorized; zero shares issued and outstanding                   --                      --
     Common stock, $.001 par value; 50,000,000 shares
       authorized; 8,999,996 shares issued and outstanding           9,000                   9,000
     Additional paid-in capital                                    538,378                 343,744
     Accumulated deficit                                          (404,481)               (404,481)
     Accumulated other comprehensive income                          7,092                   7,092
                                                                ----------              ----------
     Total stockholders' equity (deficiency)                       149,989                 (44,645)
                                                                ----------              ----------
     Total capitalization                                       $  186,877              $   (7,757)
                                                                ==========              ==========



                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Auto-Q's results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

         Background and Overview

         We design, market, and distribute products that combine precise geographic location with data communications and applications software. We sell our products through a network of direct salespeople and authorized sales representatives. Since our inception in August, 1997 we have experienced continuing growth in revenues.


RESULTS OF OPERATIONS - THREE MONTHS ENDED DECEMBER 31, 2001 AND 2000



         Revenue

         Revenues are generated from the sale, installation, maintenance and monitoring of our vehicle tracking and data acquisition systems. Total revenues for the three months ended December 31, 2001 and December 31, 2000 were $559,238 and $ 95,110, respectively, representing an increase of $464,128 or 488 % for the three months ended December 31, 2001 over the three months ended December 31, 2000. The increase in revenue resulted primarily from an increase in the number of systems sold to existing customers and the expansion of our customer base. In the three month period to December 31, 2001, as compared to the three month period to December 31, 2000, we sold an additional 92 fuel monitoring and satellite tracking units to existing customers including Walkers Snack Foods and Mercedes Benz, this resulted in an increase in sales of equipment revenue of $ 469,125 or 667 % to $ 539,402 from $ 70,277 for the period to December 31, 2001 and 2000 respectively. The increase in revenues is also attributable to management's emphasis on promoting our business resulting in new customers which accounted for sales of 240 additional tracking and data acquisition systems.

         Cost of Goods Sold

         Cost of goods sold consists primarily of the cost of components for our vehicle tracking and fuel management systems, together with the direct costs of wages for system production, servicing and installation. Cost of goods sold for the three months ended December 31, 2001 was $236,751 or 42.3 % of revenue as compared to $ 32,331 or 34 % of revenue, for the three months ended December 31, 2000. The increase in cost of sales is due to the higher volume of sales of Blue Boxes with AICS flowmeters which have lower margins.

         Operating Expenses

         Operating expenses for the three months ended December 31, 2001 and December 31, 2000 were $ 260,376 or 46.6% of net sales and $ 32,836 or 34.5 % of net sales, respectively. The increase in operating expenses was primarily attributable to an increase in wages and salaries. During the three month period ended December 31, 2001 we employed an additional 14 employees in the area of sales, marketing, engineering and administrative staff.



RESULTS OF OPERATIONS - YEARS ENDED SEPTEMBER 30, 2001 AND 2000


         Revenue


         Revenues are generated from the sale, installation, maintenance and monitoring of our vehicle tracking and data acquisition systems. Total revenues for the years ended September 30, 2001 and September 30, 2000 were $617,519 and $503,647, respectively, representing an increase of $113,872, or 22.6%, for fiscal 2001 over 2000. The increase in revenue resulted primarily from an increase in the number of systems sold to existing customers and the expansion of our client base. In fiscal 2001, as compared to fiscal 2000, we sold an additional 70 fuel monitoring and satellite tracking units to existing customers including Mercedes Benz and Walkers Snack Foods, this resulted in an increase in sales of equipment revenue of $114,051 or 27.1% to $535,183 from $421,132 for the years ended September 30, 2001 and 2000, respectively. The increase in revenues is also attributable to management's emphasis on promoting our business resulting in new customers which accounted for sales of 48 additional tracking and data acquisition systems. Service and maintenance revenues for the years ended September 30, 2001 and September 30, 2000 were $82,336 and $82,515 respectively.


         Cost of Goods Sold


         Cost of goods sold consists primarily of the cost of components for our vehicle tracking and fuel management systems, together with the direct costs of wages for system production, servicing and installation. Cost of goods sold for the year ended September 30, 2001 was $367,699, or 59.5% of revenues, as compared to $237,116, or 47.1% of revenues, for the year ended September 30, 2000. The percentage increase in cost of goods sold was a direct result of a change in the revenue mix due to increased sales of data acquisition units and blue boxes which have lower gross margins.


         Operating Expenses


         Operating expenses for the years ended September 30, 2001 and September 30, 2000 were $669,251, or 108.4% of net sales, and $149,015 or 29.6% of net sales, respectively. The increase in operating expenses was primarily attributable to an increase in wages. During 2001, we hired three directors along with sales, marketing and administrative staff. In addition, employees received $242,000 in stock-based compensation.

LIQUIDITY AND CAPITAL RESOURCES

         We have financed our operations primarily through cash generated from operations and a private offering of our shares in April, 2001 for which we received gross proceeds of $250,020.


         We maintain product liability insurance coverage the terms of which we believe are adequate. There are no liabilities for pending payments.



         Net cash provided by operations for the three months ended December 31, 2001 was $248,720 as compared to $39,732 for the three months ended December 31, 2000. Net cash provided by operations for the three months ended December 31, 2001 reflects net income of $45,886, a decrease in inventory of $74,090 and increase in accounts payable and accrued expenses and other current liabilities of $57,127 and $201,882, respectfully, offset by an increase in accounts receivable of $83,778. Net cash provided by operations for the three months ended December 31, 2000 reflects net income of $23,678 and a decrease in accounts recievable of $105,254 offset by increase in accounts payable and accrued expenses and other current liabilities of $53,897 and $28,550, respectively.

         At December 31, 2001, we had $1,433 of cash and a working capital deficiency of $59,939. We anticipate that we will increase our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.



         As of December 31, 2001, our principal commitment is an obligation of approximately $35,000 in future lease payments for our office space and capital lease obligations of approximately $59,000, including an amount representing interest of approximately $10,000.




             Acquisitions



             Automotive Information Control Systems (UK) Limited



             In June 2001, the Company entered into a preliminary agreement to acquire all of the issued and outstanding ordinary shares of Automotive Information Control Systems (UK) Limited ("AICS"), a corporation organized under the laws of England and Wales, for approximately L50,000 (approximately $74,000 at September 30, 2001) or 76,924 common shares of Auto-Q. The consummation of the transaction is expected to take place after the effectiveness of the registration statement. The net tangible assets of AICS at the consummation of the transaction are expected to be not less than approximately $22,000. The acquisition will be accounted for using the purchase method of accounting. At December 31, 2001, the Company has advanced AICS approximately $74,000 toward the purchase price which is included in deferred acquisition costs on the accompanying consolidated balance sheet.



             The AICS flowmeter product range has profit margins of between 35-50%. These flowmeters form an integral part of our on-board driver and vehicles monitoring systems. We anticipate that these margins, which were outside of Auto-Q prior to their acquisition, will be reflected in the results of Auto-Q in the coming quarters. There are no major capital resource requirements for AICS in the coming months.



             Gridloc Limited



                  In August 2001, the Company entered into a preliminary agreement to acquire 20% of the capital shares of Gridloc Limited ("Gridloc"), a corporation organized under the laws of the Republic of Cyprus for L100,000 (approximately $148,000 at September 30, 2001) and 1,538,461 common shares of Auto-Q. The Company has guaranteed to Gridloc that the average ask price for the fourteen days prior to the share exchange will be at least $1 and if not, they will make up the shortfall in cash. Gridloc is a start-up company which was incorporated on March 2, 2001. The consummation of the transaction is expected to take place after the effectiveness of the registration statement. The Company's investment in Gridloc will be accounted for using the equity method of accounting. At December 31, 2001, the Company has loaned Gridloc approximately $221,000 which is included in loans receivable on the accompanying consolidated balance sheet. In addition, at December 31, 2001, the Company has advanced Gridloc approximately $29,000 toward the purchase price which is included in deferred acquisition costs on the accompanying consolidated balance sheet.



         The Gridloc product is a low margin, high volume product. Auto-Q is the distributor for Gridloc in the United Kingdom. Distribution will begin in the next quarter. Due to the lower margin of about 10% of the Gridloc product, we anticipate that this will have the effect of reducing the overall profit margin percentage of Auto-Q in the coming months. There will be no additional capital resource requirements attributable to Gridloc in the coming quarters.



         As described in Note 3, "Going Concern," to the accompanying consolidated financial statements, there is substantial doubt as to our ability to continue as a going concern. We have sustained a net loss of $390,749 for the year ended September 30, 2001 and have a working capital deficiency of $72,349 at September 30, 2001, which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon positive cash flows from operations and/or financing from the issuance of equity securities. Without such financing, we may not be able to meet our working capital requirements. We plan on expanding our business by hiring additional sales and marketing staff, investing in product development, information technology enhancement and acquisitions.



         Due to the expansion of our customer base and the roll-out of new products and services during fiscal 2001, we anticipate requiring additional cash to support the anticipated growth in accounts receivable and inventory. We also expect our operating expenses to increase as we aggressively seek to expand awareness of our products and services through our marketing campaign and increase our sales personnel. We are considering a variety of funding alternatives including the issuance of equity or debt securities.


         Adequate funds may not be available when needed or may not be available on terms favorable to us. If we are unable to secure sufficient funding, we may be unable to develop or enhance our products and services, take advantage of business opportunities, respond to competitive pressures or grow our business as we hope. This could have a negative effect on our business, financial condition and results of operations.

                             DESCRIPTION OF BUSINESS

         Overview

         We design, market, and distribute products that determine precise geographic location combined with data communications and applications software. We currently sell our products in the United Kingdom through a network of direct salespeople and authorized sales representatives. We believe technology advances in global positioning and telematics has created enormous opportunities in the fleet and asset management market.


         We integrate wireless, global positioning and telematics technology to provide solutions for a variety of applications in fleet and asset management. Telematics involves wireless remote management and control of machines and equipment. The field of applications spans all industries and includes, for example, logistics, alarm management, container management, meter reading, fleet management, vehicle monitoring and remote control, quality control, gate and door management, security, supervision and service information. Telematics services combined with location technology can also be used to monitor location, speed, rpm, distance traveled, time at certain locations, fuel tank content and consumption of fuel. Our products enable end-users to efficiently monitor and manage their mobile and fixed assets by communicating location-relevant and time-sensitive information from the field to the office. The key to these applications is not just the ability to accurately locate assets, but also the ability to rapidly collect and transfer a wide range of asset-related data from the field to the office for monitoring and verification, and for use in business decisions and other analysis. Depending on the application, we believe that our solutions provide numerous advantages to the end-user, including enhanced productivity, increased efficiency, reduced costs, and improved safety and security. We currently offer a range of products that address a number of sectors of this market including long-haul trucking, public safety vehicles, rental and consumer vehicles, and fixed asset data collection for private entities.



         We believe that there is considerable growth opportunity in these industries which are in the early stages of adopting positioning-based solutions. Currently, mobile resources are often tracked using inefficient and incomplete systems such as wireless telephones and pagers. We believe that penetration of global positioning systems in these industries will accelerate as the cost of such systems decreases and functionality increases.



             Acquisitions



             Automotive Information Control Systems (UK) Limited



             In June 2001, we entered into a preliminary agreement to acquire all of the issued and outstanding ordinary shares of Automotive Information Control Systems (UK) Limited ("AICS"), a corporation organized under the laws of England and Wales, for approximately L50,000 (approximately $74,000 at September 30, 2001) or 76,924 common shares of our common stock. The consummation of the transaction is expected to take place after the effectiveness of this registration statement. Upon consummation of the acquisition, AICS will become a wholly-owned subsidiary of Auto-Q.



             Automotive Information Control Systems ( UK) Limited (AICS) supplies diesel flowmeters to the automotive industry throughout the United Kingdom. These flowmeters when installed into a vehicle can provide real time and historical fuel consumption figures to the driver in the vehicle and back to the host computer when connected to our data acquisition units. The AICS flowmeter is an integral component of the system we supply to our customers who need to monitor driver and vehicle performances using our data acquisition units in order to economize on fuel consumption in their fleet.




             Gridloc Limited



                  In August 2001, we entered into a preliminary agreement to acquire 20% of the capital shares of Gridloc Limited ("Gridloc"), a corporation organized under the laws of the Republic of Cyprus for L100,000 (approximately $148,000 at September 30, 2001) and 1,538,461 shares of our common stock. Under the terms of the agreement, the average ask price quoted for our common stock on the OTCBB must be at least $1.00 for the fourteen days prior to the exchange. If the average ask price is less than $1.00 for the fourteen days prior to the exchange, we have agreed to pay the difference in cash. Gridloc is a start-up company which was incorporated on March 2, 2001. The consummation of the transaction is expected to take place after the effectiveness of the registration statement.



         Gridloc is a company that specializes in the supply of competitively priced vehicle tracking systems for the mass market throughout Europe. The Gridloc product is a home consumer product designed to be sold through mass retail chains. We seek to be present in the mass market sector by acquiring 20% of Gridloc Ltd. Auto-Q is the distributor for Gridloc in the United Kingdom. The distributorship margin for the Gridloc product is approximately 10%.


         Products

         Our mobile asset management products offer a range of asset management solutions, including a turnkey satellite-based solution for vehicle fleet management that allows the user to actively manage vehicles in the field, including position and event reporting (e.g., accidents, theft, maintenance needs) and two-way messaging capabilities. Using our mobile asset management products, end-users can effectively track the movement of their vehicles, employees, and goods and services. This enables them to make real-time, informed decisions regarding asset utilization, which can enhance productivity and profitability. For example, positioning data enables end-users to route vehicles in their fleet more efficiently, reducing vehicle downtime, and potentially increasing the number of deliveries or trips per vehicle. In addition, improvements to vehicle management can result in more efficient vehicle maintenance and reduced misuse of vehicles. Finally, end-users can be more responsive to their customers by more effectively managing mobile resources and providing their customers with more detailed information on the location of products and services.

         Our fixed asset tracking products can provide customers with centralized, accurate and timely data on their field assets.

         We currently market our products and services to businesses in the following industries:

         -        Retail and Service Companies

         -        Emergency Services and Government Agencies

         -        Insurance Companies and Banks

         The following is a table of some of the key Fleet and Asset Management
Products:


------------------------------------- ----------------------------------------
          PRODUCT                                     DESCRIPTION
------------------------------------- ----------------------------------------
BLUE BOX                                      A wireless, digital tracking
                                             and communication system that uses
                                             global positioning system satellite
                                             signals to locate and fix the
                                             position of vehicles, transmits the
                                             data to base over the GSM (global
                                             systems for mobile communications)
                                             network providing constant
                                             communication at minimal cost;
                                             offers a two-way messaging option
                                             which has the potential to remove
                                             the need for paperwork in the
                                             vehicle cab. Drivers' reports, job
                                             sheet route changes, emergencies,
                                             subsistence claims, customer
                                             queries, and changes in work
                                             priorities can all be transmitted
                                             via the global systems for mobile
                                             communications network between the
                                             vehicle and base.
------------------------------------- ----------------------------------------
TRACKCOMP                                    A new product for 2001 which is a
                                             sophisticated tracking and
                                             monitoring system designed for
                                             trailers and containers. The
                                             system can operate without an
                                             external power supply for up to
                                             ten weeks. If a trailer fitted
                                             with this unit is stolen, its
                                             location can be determined even if
                                             the trailer is disconnected from
                                             its tractor unit and hidden. This
                                             system also has applications for
                                             contractors, manufacturing and
                                             storage, plants,
                                             boats and containers.
------------------------------------- ----------------------------------------
FM SERIES-FUEL MONITOR SYSTEMS               Provides a complete range of fuel
                                             monitoring functions, from
                                             controlling access at a single
                                             pump to comprehensive fuel use
                                             information for a
                                             multi-vehicle, multi-site
                                             operation.
------------------------------------- ----------------------------------------
TOUCHTAG-INTELLIGENT DATA TRANSFER KEY       Automatically transfers data
                                             between vehicle and fueling
                                             points. Can also be used as a
                                             security recognition device with
                                             vehicle immobilizing
                                             facility.
------------------------------------- ----------------------------------------
PRO SERIES-PCS AND PERIPHERALS               Manufacture and supply of computer
                                             hardware and peripherals, designed
                                             to meet the needs of fleet
                                             managers.
------------------------------------- ----------------------------------------

------------------------------------- ----------------------------------------
          PRODUCT                                     DESCRIPTION
------------------------------------- ----------------------------------------
DATA ACQUISITION UNITS-VEHICLE DATA           Links up to 32 sensors for the
MANAGEMENT                                    collection of data on a wide range
                                              of driver and vehicle activities
                                              (including compliance with
                                              European  Community driving time
                                              regulations).
------------------------------------- ----------------------------------------
MONITAK-DRIVER INFORMATION MONITOR            Provides visual information for
                                              drivers on available driving time
                                              in compliance with European
                                              Community regulations; records
                                              time and distance data over
                                              specified periods.
------------------------------------- ----------------------------------------
SOFTWARE-FLEET MANAGEMENT SYSTEMS             A fleet management software
                                              program that processes and
                                              analyzes fuel and vehicle data.
------------------------------------- ----------------------------------------
ACTIVE RISK MANAGEMENT PACKAGE                A package that employs our latest
                                              satellite vehicle technology and
                                              has the capability of documenting
                                              vehicle behavior for up to 4
                                              minutes prior to an
                                              accident.
------------------------------------- ----------------------------------------


         Sales of blue boxes and data acquisition units accounted for 75.0% of our revenues for the past two years. We also offer a monitoring and report service to our customers for all of our products. This allows a customer to identify asset specific data of importance to its business which we in turn program the unit to record. Our proprietary software allows us to program our products to record a variety of customer specified data on a continuous basis for up to twelve weeks. We can then dial into a particular unit at any time to generate a report containing the customer's specifications for its internal, insurance and regulatory needs.



         Auto-Q provides a one year warranty on the sale of our products. We also provide service, maintenance and support for our customers tracking and monitoring systems through maintenance plans or project specific plans based on time and significance. Service and maintenance fees accounted for 14.7% of revenues for the past two years.


SYSTEM COMPONENTS

         All of Auto-Q's products use the same base components, namely fa microprocessor, a modem and global systems for mobile communications network.

         Auto-Q products utilize standard global systems for mobile communications functionality that is already supported by all major global systems for mobile communications infrastructure suppliers today.


         Our location systems (data acquisition units, blue box and Trackcomp) utilize:



         - A standard, unmodified global systems for mobile communications cellular network;


         - Server hardware and software interacting with the global systems for mobile communications cellular network operator's system, placed at the operator's site, at our premises or third party premises;


         - A standard global systems for mobile communications cellular phone, wireless application protocol phone and other global systems for mobile communications mobile devices; and

         -        Our proprietary application software (Mapcom).


         The server consists of a number of computers that manages the traffic between the global systems for mobile communications network and the Mapcom application software. It is designed to handle large quantities of messages used in complex applications. Location technology manages the communication processes, including routing of messages, calculation of positions, database management and bi-directional message confirmation.


         Our Mapcom application software has been developed based on market and customer driven principles. Normally these applications provide a graphical or text interface to display positions on a computer terminal. Information services relative to a user's location are also supported through Mapcom application software. Mapcom can relay a journey on a current or historical basis.


         Our telematics terminals can be installed in vehicles, machinery or various industrial equipment with associated Mapcom application software to manage the operation of the terminals.


         The blue box and data acquisition units used for in-vehicle applications contain a global systems for mobile communications module. These terminals are built to be installed in vehicles and withstand the harsh in-vehicle operating environment, or in industrial environments without constant supervision by personnel. Terminals have input-output devices for telematics functions. All terminals include a global positioning module which is a satellite tracking technology that complements global systems for mobile communications technology.



         Our blue box and data acquisition units can also be programmed to activate by remote control when, for example, someone reports an item missing, presses a distress button, or when a conventional alarm is triggered. The terminals can also be pre-programmed for movement restriction applications, such as to indicate when a vehicle passes certain limits; e.g., being driven on board of a ferry. The terminal can monitor the performance of machinery and automatically send an alarm if performance is deteriorating. The remote configuration will allow the customer to locate an asset, lock doors on a vehicle, make its lights flash, shut off fuel injection, etc. as well as automatically trigger service calls on a wide variety of industrial equipment. These telematics terminals can be installed at the point of manufacture or after the fact.



         Companies that rent vehicles, machinery, equipment and containers can use our Trackcomp products and applications for surveillance and allocation purposes. Additionally, they can use the remote control feature, under certain restrictions, to shut off ignition and fuel, lock doors, etc., in case a customer misuses the equipment or does not return the vehicle. In case of theft, the vehicle can also be located and recovered. Fleet managers can realize these same benefits.



         The blue box and data acquisition units are microprocessor-controlled telematics terminals containing a global systems for mobile communications unit. It consists of a global systems for mobile communications transmitter and receiver, a computer circuit board, memory and backup battery power. The battery provides back up in case the regular power source is disconnected. For asset and vehicle security, we offer a covert model where the antenna is very small and does not need to be mounted visibly, in the open or at the exterior, so the units can be completely concealed and hidden in the asset or vehicle. We also offer a more advanced version of the terminals, with more facilities and a broader range of global systems for mobile communications functions and additional satellite capability, making it more flexible for extensive fleet management services.



         The telematics platform within the blue box and data acquisition units is the same core platform used in the location system which consists of a micro-processor monitoring a variety of activities. It is designed to handle large quantities of messages used in complex applications. The telematics platform manages the communication processes, including routing of messages, database management and bi-directional message confirmation.


     The FM Series - the fuel monitoring system is a control box which uses the Newcomms Software for downloading and reporting functions. It monitors and controls consumption and discharge of fuel.


INTELLECTUAL PROPERTY


         The following proprietary software applications were developed by Tom Lam and have been assigned by Mr. Lam to Auto-Q under an agreement filed as an exhibit to this registration statement:



         -        MAPCOM - this is our vehicle tracking and messaging program.
                  MapCom tracks the current position of vehicles within 10-15 seconds using the global systems for mobile communications mobile network and displays the vehicles on mapping for the United Kingdom and Europe. MapCom can also display the historical positions of vehicles on request, provide two-way messaging that details the content of all incoming and outgoing messages to vehicles, and has global mapping display capability.



         - TIM (TRANSPORT INFORMATION MANAGEMENT) - this is our vehicle data acquisition downloading and reporting software. It is used in the product "Software-Fleet Management Systems". Vehicle hardware (e.g., a Data Acquisition Unit) continuously monitors a variety of vehicle activity, such as distance traveled, driving hours, severe braking, idling time, non-economy driving, fuel consumption, and stores the data in its memory for a period of up to 12 weeks. Using the TIM software we can communicate with the data acquisition unit via a telephone network, radio or global systems for mobile communications mobile network and download the store data to an office PC and generate reports per the customer's specification.



         - NEWCOMMS - this is our static fuel monitor downloading and reporting software program. This program is used in the product "FM Series - fuel monitoring system". Our fuel monitor systems, installed at a customer's location, control diesel and gas oil pumps, records the pumps activities and transactions in its memory a period of for up to 8 weeks. The Newcomms software communicates with the fuel monitor by telephone network, radio or global systems for mobile communications mobile network to download data to an office personal computer and generates reports per the customer's specification.



         Auto-Q does not hold any patents, trademarks or licenses.



SUPPLIERS RELATIONSHIPS AND MANUFACTURING

         Our major component, hardware and technology suppliers are listed below:

         -        Newbury Electronics Ltd.

         -        Telecom Design Communications Ltd.

         -        AIC (UK) Ltd.


         -        Maple Fleet Services Ltd.


         We source our equipment and technology from approximately twenty suppliers in order to receive competitive pricing and to minimize reliance upon a limited source of supply for our equipment and technology.

MARKET

         The value of the vehicle tracking and telematics industry is expected to grow worldwide to over $ 50 billion over the next ten years. (June 27, 2001 Financial Times- United Kingdom). In Europe, the telematics market is projected to grow from $230 million currently to $13.5 billion over the next ten years. (November 6, 2000 Sunday Times of London).

         Within the vehicle tracking and telematics industry there are two distinct areas of operation for which we provide products and services:


                  - FLEET MANAGEMENT AND INFORMATION - Vehicle telematics and fleet management units linked to a global positioning system for vehicle location and integrated into global systems for mobile communications networks for communications and data transfer were created and continue to develop at a considerable pace as a result of the desire of fleet operators and fleet owners for information on all aspects of vehicle operation, including delivery schedules, location, speed, temperature, fuel usage, proof of delivery system and allows for an infinite variety of operational configurations.



                  - VEHICLE SECURITY - Global positioning systems are used for the prevention and detection of stolen vehicles.


         Each of these markets originated for different purposes and to service a different sector of the community. We believe the availability of positioning systems as a commonly used medium for both applications means that both markets, which had been developed separately, will converge as a result of overlapping customer requirements.

         We believe that Auto-Q which is capable of satisfying both markets will have a significant advantage over our competitors who traditionally have not provided a range of products capable of addressing each of these markets.


MARKETING AND SALES STRATEGY


         In order to fully exploit the fleet management and information and vehicle security markets, we have adopted an aggressive sales plan and propose to invest significantly in additional sales and marketing staff as well as outsourcing general public relations and marketing services. We believe an effective and penetrative marketing program linked to continuous product enhancements is an essential part of what is now a fast moving automotive environment.


     Our target markets include the following:


         - Fleet operators with heavy goods vehicles for commercial fleet and in-house haulage

         -        Parcel delivery companies

         -        Bus & coach companies

         -        Ambulance and other emergency services



         -        Fleet operators with trailers and temperature trailers


         Our strategy is to leverage our expertise in global positioning and other position solutions, coupled with information and communication technologies to provide a comprehensive product offering to our customers. Our primary objectives are:


         - Focus on growth markets. We target markets which offer the greatest potential for growth, profitability, and a leadership position. Currently, we focus on two market segments: fleet management and information and vehicle and asset security. We believe these market segments can be characterized by a need for improved productivity, lower cost, and better information.


         - Continue to provide innovative, differentiated product solutions. Our objective is to continuously provide innovative solutions that deliver significant value to our end-users. We intend to improve our market position through research and development spending which provides us with products differentiated through software, hardware, and application specific features. In addition, we will target solutions aimed at specific applications.

         -        Develop products that integrate communications technologies.
                  In developing our products we intend to integrate within our markets the functionality brought about by the convergence of positioning, wireless, and information technologies. We seek to combine these technologies to create products that provide end-users with comprehensive positioning solutions, which enable the real-time management of information and enhance productivity and efficiency.

         - Pursue strategic alliances. As our markets develop and new markets emerge, we believe it will be critical for us to forge and maintain strategic alliances. As our industry grows, we may take advantage of acquisition opportunities, which complement our product portfolio, expand our technology, enable us to enter new markets, or solidify our current market position. Additionally, we may use acquisitions to increase our customer base and facilitate our entry into new markets. In each case, our focus will be to leverage existing technologies, marketing resources, and to identify strategic partners.

         During the last twelve months, we have benefited from a sharp increase of referrals from our existing clients which we will build upon with the following marketing tools:

         -        Colorful, clear and descriptive product brochures

         - A comprehensive web site detailing the range of our products and services

         - A targeted advertising campaign in appropriate trade journals and magazines

         -        Attendance at major trade exhibitions

         - Retention of a professional marketing and public relations firm

         -        Direct mailing followed by a professional telesales approach

         - Traditional face to face approaches by an experienced sales team



Existing Clients





         Our current customer base over the last two years includes:




         MAN Manchester
         G&S International
         Mercedes Benz
         ERF Finance
         Sutton & Sons (St. Helens) Ltd.
         Walkers Snack Foods Ltd. (Subsidiary of Pepsi Cola)
         Sainsbury's
         Allied Mills Ltd.
         Security Express Ltd.

COMPETITION

         Within each of our market segments, we encounter direct competition from other positioning and fleet management information providers.

         In the fleet management and information segment, in the United Kingdom we face ongoing competition primarily from other vehicle management system providers, such as Minorplanet Systems, Plc, Orchid and Traffic Master.


         In the vehicle security segment we face competition from global positioning system providers such as Tracker, TrakBak and NavTrak.


         Although principal competitive factors vary between segments, typical competitive factors include ease of use, size, weight, power, consumption, features, performance, reliability and price. In the commercial solution applications, ease of use and user functionality become the differentiating factors. We believe that our products currently compare favorably with respect to these factors.

         We believe that our ability to compete successfully in the future against existing and additional competitors will depend largely on our ability to provide more complete solutions, as well as products and services that have significantly differentiated features with improved cost/benefit ratios to our end-users. Our immediate challenge is to develop a higher marketing profile, develop our professional sales staff, overall infrastructure and exploit the opportunities available in order to match the existing market penetration enjoyed by our major competitors.


GOVERNMENT REGULATION

         We have not been materially impacted by existing government regulation and are not aware of any potential government regulation that would materially effect our operations.

CORPORATE HISTORY


         We incorporated in the State of Delaware on April 26, 2001 and acquired our operating subsidiary, Warminster Systems Limited, effective on April 27, 2001. Warminster Systems Limited was formed on August 6, 1997, commenced operations on October 1, 1997 and during its first year of operations the period October 1, 1997 to September 30, 1998, had total revenues of approximately $317,000.



EMPLOYEES

         We have 20 full-time and 2 part-time employees. Of these, 4 are in management, 8 are in sales/marketing, 6 are in administration and 4 are engineers. We believe our relationships with our employees are satisfactory.


PROPERTIES


         Our headquarters are located at 55-57 Woodcock Trading Estate, Warminster, BA12 9DX, United Kingdom, where we occupy approximately 2000 square feet of leased space under a lease that ends in November, 2003. Annual base rent under the lease is approximately $18,000. We anticipate requiring additional space as we continue to expand our sales and marketing staff.



                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

         Our directors, executive officers and other significant employees and their ages and positions are as follows:



Name of Individual            Age      Position with company and subsidiaries
------------------            ---      --------------------------------------
Tom Lam                       45       Director and Chairman of the Board
Anthony Power                 56       Director and President
Guy Wormington                37       Director
Christopher Walker            42       Secretary, Treasurer and Director


-------------------------------


         TOM LAM has been a Chairman of the Board and director of Auto-Q since its formation in April 2001. From 1994 to 1996, Mr. Lam owned and operated a wholesale cash and carry business supplying newsagents and grocery markets. Mr. Lam also has been a managing director of Warminster Systems Ltd., our United Kingdom subsidiary since 1997. Mr. Lam also has overall responsibility for research and development, product development and sources, serves as a customer liaison with respect to technical solutions. Mr. Lam has a degree in Fuel and Energy Engineering from the University of Leeds.



         ANTHONY POWER has been President and a director of Auto-Q since its formation in April 2001. From 1996 to April 2001, Mr. Power was a director of TDI Services Ltd., a vehicle security system provider since 1996. He has also served as Managing Director, Head of Marketing, Finance and Policy Matters for TDI. Mr. Power has overall responsibility for sales, marketing and communications including implementation of Auto-Q's marketing plan, public relations, recruitment of personnel, risk management and corporate culture of Auto-Q. Mr. Power's career has been in management and logistics with a recent concentration since 1998 on vehicle security systems.



         GUY WORMINGTON has been a director of Auto-Q since its formation in April 2001. From 1996 to April 2001, Mr. Wormington was a director of TDI Services Ltd., a vehicle security system provider since 1996. Mr. Wormington also served as Director of Operations, Training and Recruitment for TDI. Mr. Wormington has overall responsibility for Engineering and Installation resources including addressing customer quality concerns, installation and engineering, service and logistics and market intelligence. Mr. Wormington has a background in sales.

         CHRISTOPHER WALKER has been Secretary, Treasurer, and a director of Auto-Q since its formation in April 2001. Mr. Walker also has been a partner in the United Kingdom chartered accounting firm of Burgis & Bullock since 1990. Mr. Walker serves as Finance Director and in that capacity has responsibility for financial controls, accounting systems, financial reports and credit control for Auto-Q.


         The directors serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among the directors, officers or key employees.


DIRECTOR COMPENSATION

         We have no established compensation arrangements with our directors but directors may be reimbursed for their reasonable expenses incurred in connection with the attendance at board and committee meetings.


                             EXECUTIVE COMPENSATION


         The following table details information for Auto-Q for each of the fiscal years ended September 30, 2001, 2000 and 1999 concerning compensation of:



         - all individuals serving as our chief executive officer during the fiscal years ended September 30, 2001, 2000 and 1999; and



         - each other executive officer or key employee whose total annual salary and bonus exceeded $100,000 for the fiscal years ended September 30, 2001, 2000 and 1999:



SUMMARY COMPENSATION TABLE



                                                                                                     Other Annual
                                                             Annual Compensation                     Compensation
                                               ------------------------------------------------- ---------------------
                                                                   Salary            Bonus
Name and Principal Position                         Year             ($)              ($)                ($)
---------------------------------------------- --------------- ---------------- ---------------- ---------------------
Tom Lam, Chairman of the Board and Chief            2001            $59,000            $0                 $0
     Executive Officer                              2000            $35,000            $0                 $0
                                                    1999            $30,000            $0                 $0

Anthony Power, President                            2001                 $0      $173,160                 $0




EMPLOYMENT AGREEMENTS

         We have not entered into any employment agreements.



         STOCK OPTION GRANTS IN LAST FISCAL YEAR. There were no grants of stock options during the fiscal year ended September 2001.



                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


INDEMNIFICATION

         Our Certificate of Incorporation and Bylaws provide that none of our directors shall have any personal liability to Auto-Q or its stockholders for breach of fiduciary duty as a director, except:

                  - for any breach of the director's duty of loyalty to Auto-Q or its stockholders;

                  - for acts or failures to act not in good faith or which involve intentional misconduct or a knowing violation of law;

                  -        under Section 174 of the Delaware General Corporation
                           Law; or

                  - for any transaction from which the director obtained an improper personal benefit.

         As a result of this provision, Auto-Q and our stockholders may be unable to obtain money damages from a director for certain breaches of his fiduciary duty. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, non-monetary remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         Our bylaws also provide for the protection from liability of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Protection from liability may include, if we so decide, the right of the protected party to be paid expenses in advance of any proceeding for which protection from liability is available, provided that the payment of these expenses incurred by a director or officer in advance of the final outcome of a proceeding may be made only upon delivery to us of a pledge in writing by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be protected from liability. In addition, our certificate of incorporation provides that our employees and other agents may be protected from liability consistent with the Delaware General Corporation law to the extent determined by our board of directors in its sole discretion.

         To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Effective September 30, 2000 and September 30, 1999, we declared cash dividends of $.025 and $.004, respectively, on each outstanding share of our common stock or an aggregate of $92,052 and $13,053, respectively. Our chief executive officer and principal stockholder, Tom Lam was entitled to a payment of $105,105 on the cash dividends. Mr. Lam loaned the full dividend amount to us and additional funds and at September 30, 2001 was owed a balance of $169,351. The loan is non-interest bearing and due on demand.



         In April 2001, Anthony Power received 1,924,000 shares of our common stock from Tom Lam, with a value of $173,160, in consideration for Mr. Power agreeing to serve as our President and head of Marketing, Finance and Policy.



         In April 2001, Guy Wormington received 540,000 shares of our common stock from Tom Lam, with a value of $48,600, in consideration for Mr. Wormington agreeing to serve as our head of Engineering and Installation.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table details certain information regarding ownership of our common stock as of July 1, 2001, and as adjusted to reflect the sale of the shares offered by each person known by us to own beneficially more than 5% of the outstanding common stock, by each person who is a director of the company, by each person listed in the Summary Compensation Table above and by all directors and officers of the company as a group.


         The information contained in the table was provided by the persons listed. The calculations are based on 8,999,996 shares of common stock outstanding on October 1, 2001.


                                                                            Percent of Shares Beneficially Owned
                                                                       -----------------------------------------------
                                                                                                After Offering
                                             Number of Shares              Before            if all Shares Offered
            Name and Address                Beneficially Owned            Offering               are Purchased
---------------------------------------  ----------------------------  -------------------  --------------------------
Tom Lam                                         3,675,000                40.83%                    40.83%
c/o Auto-Q International Ltd.
55-57 Woodcock Trading Estate
Warminster BA12 9DX
United Kingdom

Anthony Power                                   1,924,000                21.38%                   21.38%
c/o Auto-Q International Ltd.
55-57 Woodcock Trading Estate
Warminster BA12 9DX
United Kingdom

Guy Wormington                                    540,000                 6%                        6%
c/o Auto-Q International Ltd.
55-57 Woodcock Trading Estate
Warminster BA12 9DX
United Kingdom

Christopher Walker                                      0                  0                          0
c/o Auto-Q International Ltd.
55-57 Woodcock Trading Estate
Warminster BA12 9DX
United Kingdom

All Directors and Executive Officers as          6,139,000               68.21%                    68.21%
a Group (4 persons)

-----------------------------


                            DESCRIPTION OF SECURITIES

         Auto-Q is currently authorized to issue 50,000,000 shares of common stock, of which 8,999,996 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued and outstanding.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share of record on all matters which stockholders are entitled to vote, including the election of directors. At our annual meeting, the stockholders elect the directors by a plurality vote. Holders of our common stock are entitled to receive, if authorized by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for these purposes, subject to any dividend rights of holders of our preferred stock. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share on a pro rata basis in the assets available for distribution, subject to the rights of the holders of our preferred stock, if any. Registered stockholders may transfer their shares by surrendering to our transfer agent their share certificates properly endorsed or accompanied by proper evidence of that the shares have been transferred to them or that they authority to transfer the shares.


PREFERRED STOCK

         The Certificate of Incorporation of Auto-Q authorizes the issuance of 1,000,000 shares of preferred stock. No shares of preferred stock are outstanding, and we have no plans to issue a new series of preferred stock. Our Board of Directors may, without stockholder approval, issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, establish and designate any such series and fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company, but also may negatively affect the rights of holders of our common stock by placing restrictions upon payments of dividends to holders of our common stock or by diluting the voting power of such holders.


TRANSFER AGENT

         Auto-Q's transfer agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.


                         SHARES ELIGIBLE FOR FUTURE SALE


         Future sales of substantial amounts of common stock in the open market may adversely affect the market price of our common stock. We have 8,999,996 shares of common stock outstanding. Of the shares of common stock outstanding, the 2,699,996 shares offered hereby will be available for immediate sale in the public market as of the date of this prospectus, except that any shares acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally may be resold in the public market only in compliance with the provisions of Rule 144 other than the holding period required by Rule 144. All of the remaining outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold unless they are either registered under the Securities Act or an exemption from registration is available, or they are sold in compliance with Rule 144.

         In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a controlling person, may sell within any three-month period a number of shares of common stock that does not exceed a maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of Auto-Q's common stock or the average weekly trading volume in the common stock during the preceding four weeks. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years, would be entitled to sell those shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.


                              SELLING STOCKHOLDERS

         The following table details the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated, none to the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. The selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 8,999,996 shares of our common stock outstanding as of October 1, 2001.


                                              SHARES                                                   SHARES
                                          OWNED PRIOR TO               NUMBER OF SHARES              OWNED AFTER
                                           THE OFFERING              WHICH MAY BE SOLD IN           THE OFFERING
                                      --------------------------     ---------------------  ---------------------------
NAME                                  NUMBER            PERCENT         THIS OFFERING         NUMBER           PERCENT
---------------------------------     --------------------------     ---------------------  ---------------------------
Colin Frazer                           207,692           2.31%             207,692               0                0
Stephen Coupland                       207,692           2.31%             207,692               0                0
Robert Manning                         207,692           2.31%             207,692               0                0
Richard Jones                          207,692           2.31%             207,692               0                0
Susan Marshall                         207,692           2.31%             207,692               0                0
Ian Coupland                           207,692           2.31%             207,692               0                0
Philip Drazen                          207,692           2.31%             207,692               0                0
Ian Brill                              207,692           2.31%             207,692               0                0
Stephen Jackson                        207,692           2.31%             207,692               0                0
Howard Mann                            207,692           2.31%             207,692               0                0
Linda Mann                             207,692           2.31%             207,692               0                0
Nigel Manning                          207,692           2.31%             207,692               0                0
Orwell Securities Limited              207,692           2.31%             207,692               0                0

----------------------

                              PLAN OF DISTRIBUTION


         The selling stockholders, including any donees or pledgees who receive shares from a selling stockholder named above, may offer their shares of common stock at various times in negotiated transactions or otherwise, or on any securities exchange where our common stock may be listed in the future. All donees or pledgees of selling stockholders named above will be identified in supplements to this registration statement.



         The offering price for the shares has been determined by management without the input of the selling stockholders and their representatives. We intend to seek a market maker to sponsor an application for our common stock to be quoted on the OTC Bulletin Board. The selling shareholders will sell at a price of $.09 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.


         The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for which they acted as agents or to whom they sold the shares as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholders and these broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

         Auto-Q has agreed to pay all fees and expenses in connection with preparing and filing this prospectus and the registration statement of which the prospectus forms a part. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of common stock including stock transfer taxes due or payable in connection with the sale of the shares.

         Auto-Q has agreed to protect from liability the selling stockholders and any underwriter of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders, each individually and not jointly, will protect Auto-Q against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to protect from liability any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus and other legal matters relating to this offering will be passed on by Piper Marbury Rudnick & Wolfe LLP, New York, New York.


                                     EXPERTS


         Our financial statements at September 30, 2001 and for the years ended September 30, 2001 and 2000 appearing in this prospectus and in the registration statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                       WHERE YOU CAN GET MORE INFORMATION

         This prospectus forms part of a Registration Statement on Form SB-2 that we filed with the SEC under the Securities Act with respect to the shares and contains all the information which we believe is significant to you in considering whether to make an investment in our common stock. We refer you to the Registration Statement for further information about us, our common stock and this offering, including the full texts of exhibits, some of which have been summarized in this prospectus. At your request, we will provide you, without charge, a copy of any exhibits to the Registration Statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                           Auto-Q International, Inc.
                          55-57 Woodcock Trading Estate
                       Warminster BA12 9DX UNITED KINGDOM
                               011-44-198-521-1000
                                  Attn: Tom Lam


         Upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended and will file reports and other information with the SEC as required under the Exchange Act. Such reports and other information filed by the Auto-Q are available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20459. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY



                                     INDEX


                                                                                                    Page
                                                                                                    ----

Independent Auditor's Report                                                                         F-1

Consolidated Balance Sheets as of September 30, 2001 and
    December 31, 2001 (Unaudited)                                                                    F-2

Consolidated Statements of Operations and Comprehensive Income (Loss) for the
    Years Ended September 30, 2001 and 2000 and for the Three Months Ended
    December 31, 2001 and 2000 (Unaudited)                                                           F-3

Consolidated Statements of Stockholders' Equity (Deficiency)
    for the Years Ended September 30, 2001 and 2000 and for
    the Three Months Ended December 31, 2001 (Unaudited)                                             F-4

Consolidated Statements of Cash Flows for the Years Ended September 30, 2001 and
    2000 and for the Three Months Ended December 31, 2001 and 2000 (Unaudited)                       F-5

Notes to Consolidated Financial Statements                                                           F-7

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders
Auto-Q International, Inc. and Subsidiary

                We have audited the accompanying consolidated balance sheet of Auto-Q International, Inc. and Subsidiary as of September 30, 2001, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficiency) and cash flows for the years ended September 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Auto-Q International, Inc. and Subsidiary as of September 30, 2001 and the results of their operations and their cash flows for the years ended September 30, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has sustained a net loss for 2001 and has a working capital deficiency at September 30, 2001 that raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3 to the accompanying consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ Mahoney Cohen & Company, CPA, P.C.


New York, New York
December 14, 2001

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets

                                    ASSETS

                                                                                  September 30,    December 31,
                                                                                      2001             2001
                                                                                  -------------    --------------
                                                                                                    (Unaudited)
Current assets:
    Cash                                                                          $         121    $        1,433
    Accounts receivable, net of allowance for doubtful
       accounts of approximately $1,000                                                 112,674           194,642
    Inventory                                                                           367,520           287,525
    Loans receivable (Note 11)                                                          208,152           321,654
    Deferred offering costs                                                             194,634           194,634
    Deferred tax asset (Note 8)                                                           7,252                --
    Prepaid expenses and other current assets                                            43,387            83,266
                                                                                  -------------    --------------
              Total current assets                                                      933,740         1,083,154

Property and equipment, net (Notes 4 and 6)                                              94,883            88,848

Other assets:
    Goodwill, net                                                                        15,932            15,676
    Deferred acquisition costs (Note 11)                                                101,958           129,350
    Deposits                                                                              3,890            12,942
                                                                                  -------------    --------------
              Total other assets                                                        121,780           157,968
                                                                                  -------------    --------------

                                                                                  $   1,150,403    $    1,329,970
                                                                                  =============    ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Note payable - bank (Note 5)                                                  $     161,977    $       61,760
    Accounts payable                                                                    429,410           479,638
    Current portion of capital lease obligations (Note 6)                                12,971            12,881
    Deferred revenue                                                                     40,232            31,056
    Due to stockholder (Note 7)                                                         169,351           165,851
    Accrued expenses and other current liabilities                                      192,148           391,907
                                                                                  -------------    --------------
              Total current liabilities                                               1,006,089         1,143,093

Capital lease obligations (Note 6)                                                       40,955            36,888

Commitments (Notes 11 and 12)

Stockholders' equity:
    Preferred stock - $.001 par value:
       1,000,000 shares authorized, none issued and outstanding                              --                --
    Common stock - $.001 par value:
       50,000,000 shares authorized; 8,999,996 shares issued
          and outstanding                                                                 9,000             9,000
    Additional paid-in capital                                                          538,378           538,378
    Accumulated deficit                                                                (450,367)         (404,481)
    Accumulated other comprehensive income                                                6,348             7,092
                                                                                  -------------    --------------
              Total stockholders' equity                                                103,359           149,989
                                                                                  -------------    --------------

                                                                                  $   1,150,403    $    1,329,970
                                                                                  =============    ==============

                            See accompanying notes.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
      Consolidated Statements of Operations and Comprehensive Income (Loss)


                                                                                           Three Months Ended
                                                       Year Ended September 30,                 December 31,
                                                     ---------------------------      ---------------------------
                                                          2001           2000            2001            2000
                                                     -----------     -----------      -----------    ------------
                                                                                      (Unaudited)     (Unaudited)

Revenue (Note 10):
    Sales of equipment                               $   535,183     $   421,132      $   539,402    $     70,277
    Service income                                        82,336          82,515           19,836          24,833
                                                     -----------     -----------      -----------    ------------
                Total revenue                            617,519         503,647          559,238          95,110

Cost of goods sold:
    Sales of equipment                                   344,059         198,774          234,673          31,996
    Service income                                        23,640          38,342            2,078             335
                                                     -----------     -----------      -----------    ------------
                Total cost of goods sold                 367,699         237,116          236,751          32,331
                                                     -----------     -----------      -----------    ------------

Gross profit                                             249,820         266,531          322,487          62,779

Operating expenses                                       669,251         149,015          260,376          32,836
                                                     -----------     -----------      -----------    ------------

Operating income (loss)                                 (419,431)        117,516           62,111          29,943

Interest expense                                           3,060           3,148            4,427              19
                                                     -----------     -----------      -----------    ------------

Income (loss) before provision for (benefit from)
    income taxes                                        (422,491)        114,368           57,684          29,924

Provision for (benefit from) income taxes (Note 8)       (31,742)         26,671           11,798           6,246
                                                     -----------     -----------      -----------    ------------

Net income (loss)                                       (390,749)         87,697           45,886          23,678

Other comprehensive income:
    Cumulative translation adjustment                      5,789             221              744             501
                                                     -----------     -----------      -----------    ------------

Comprehensive income (loss)                          $  (384,960)    $    87,918      $    46,630    $     24,179
                                                     ===========     ===========      ===========    ============


Basic and diluted net income (loss) per common
    share attributable to common stockholders        $      (.07)    $       .02      $       .01    $        .01
                                                     ===========     ===========      ===========    ============

Weighted average number of shares outstanding          5,972,658       3,687,600        8,999,996       3,687,600
                                                     ===========     ===========      ===========    ============




                            See accompanying notes.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY

          Consolidated Statements of Stockholders' Equity (Deficiency)




                                                                                                        Accumulated      Total
                                                      Common Stock          Additional                     Other     Stockholders'
                                                -----------------------      Paid-In     Accumulated   Comprehensive     Equity
                                                 Shares      Amount        Capital       Deficit         Income       (Deficiency)
                                                ---------     ---------     ---------    -----------   ------------- -------------

Balance, October 1, 1999                        3,687,600     $   3,688     $  51,670    $  (55,263)     $     338     $     433
Net income                                             --            --            --        87,697           --          87,697
Dividends                                              --            --            --       (92,052)          --         (92,052)
Cumulative translation adjustment                      --            --            --            --            221           221
                                                ---------     ---------     ---------     ---------      ---------     ---------
Balance, September 30, 2000                     3,687,600         3,688        51,670       (59,618)           559        (3,701)
Issuance of 2,612,400 shares of
   Common Stock on April 27, 2001
   for compensation (at $.0926 per
   share) (Note 9)                              2,612,400         2,612       239,388            --             --       242,000
Issuance of 2,699,996 shares of
   Common Stock on April 27, 2001
   for cash (at $.0926 per share)               2,699,996         2,700       247,320            --             --       250,020
Net loss                                               --            --            --      (390,749)            --      (390,749)
Cumulative translation adjustment                      --            --            --            --          5,789         5,789
                                                ---------     ---------     ---------     ---------      ---------     ---------
Balance, September 30, 2001                     8,999,996         9,000       538,378      (450,367)         6,348       103,359
Net income                                             --            --            --        45,886             --        45,886
Cumulative translation adjustment                      --            --            --            --            744           744
                                                ---------     ---------     ---------     ---------      ---------     ---------
Balance, December 31, 2001 (Unaudited)          8,999,996     $   9,000     $ 538,378     $(404,481)     $   7,092     $ 149,989
                                                =========     =========     =========     =========      =========     =========





                            See accompanying notes.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                     Consolidated Statements of Cash Flows






                                                                                            Three Months Ended
                                                          Year Ended September 30,             December 31,
                                                          --------------------------  ------------------------
                                                             2001           2000         2001           2000
                                                          ---------      ---------    ---------      ---------
                                                                                      (Unaudited)     (Unaudited)


Cash flows from operating activities:

    Net income (loss)                                     $(390,749)     $  87,697      $  45,886      $  23,678
    Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
        Stock-based compensation                            242,000             --             --             --
        Depreciation and amortization                        18,444         10,451          4,635          2,909
        Deferred income tax expense                          (7,091)            --          7,098             --
        Change in assets and liabilities:
           Accounts receivable                               82,824       (173,395)       (83,778)       105,254
           Inventory                                       (288,375)       (25,618)        74,090         (6,721)
           Prepaid expenses and other current assets        (34,807)         4,010        (40,577)        (4,858)
           Deposits                                          (3,890)         3,953         (9,114)          --
           Accounts payable                                 289,306         51,610         57,127        (53,897)
           Deferred revenue                                   9,252         14,639         (8,529)        (4,481)
           Income taxes payable                             (28,398)        20,574           --            6,398
           Accrued expenses and other current liabilities   145,255          7,482        201,882        (28,550)
                                                          ---------      ---------      ---------      ---------
                Net cash provided by operating activities    33,771          1,403        248,720         39,732
                                                          ---------      ---------      ---------      ---------

Cash flows from investing activities:

    Purchase of property and equipment                      (32,079)            --           (149)            --
    Loans receivable                                       (208,152)            --       (116,845)            --
    Deferred acquisition costs                             (101,958)            --        (29,030)            --
                                                          ---------      ---------      ---------      ---------
                Cash used in investing activities          (342,189)            --       (146,024)            --
                                                          ---------      ---------      ---------      ---------

Cash flows from financing activities:
    Proceeds from (repayments of) note payable -
       bank, net                                            161,977             --        (97,615)            --
    Payments of capital lease obligations                   (11,403)            --         (3,291)            --
    Advances from (repayments to) stockholder, net          106,585         (1,322)          (779)       (39,782)
    Deferred offering costs                                (194,634)            --             --             --
    Proceeds from issuance of common stock                  250,020             --             --             --
                                                          ---------      ---------      ---------      ---------
                Net cash provided by (used in) financing
                   activities                               312,545         (1,322)      (101,685)       (39,782)
                                                          ---------      ---------      ---------      ---------

Effect of exchange rate changes on cash                      (4,098)        (6,816)           301            649
                                                          ---------      ---------      ---------      ---------

Net increase (decrease) in cash                                  29         (6,735)         1,312            599

Cash, beginning of year                                          92          6,827            121             92
                                                          ---------      ---------      ---------      ---------

Cash, end of year                                         $     121      $      92      $   1,433      $     691
                                                          =========      =========      =========      =========




                            See accompanying notes.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
               Consolidated Statements of Cash Flows (Concluded)


                Supplemental Disclosures of Cash Flow Information



                                                                         Three Months Ended
                                        Year Ended September 30,             December 31,
                                       --------------------------     ------------------------
                                           2001           2000           2001           2000
                                       -----------     ----------     ----------    ----------

                                                                      (Unaudited)   (Unaudited)


Cash paid during the year for:

    Interest                            $   3,621      $     28       $    4,427     $     13
    Income taxes                        $  24,704      $  2,117       $       --     $     --






      SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES



During the year ended September 30, 2001, the Company incurred capital lease obligations of $64,134 for new vehicles.



During the year ended September 30, 2000, the Company accrued dividends in the amount of $92,052.




                            See accompanying notes.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)


Note 1 - Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of Auto-Q International, Inc. ("Auto-Q"), a U.S. holding company, and its wholly-owned subsidiary, Warminster Systems Limited ("Warminster"), a U.K. company (collectively, the "Company"). Warminster is engaged in the development, supply and installation of mobile data acquisition and vehicle tracking systems to corporate users throughout the United Kingdom. The Company operates as a single segment. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Acquisition

         Auto-Q was incorporated in the State of Delaware on April 26, 2001 and merged effectively on April 27, 2001 with Warminster, a private company incorporated in Bristol, England.

         Pursuant to this merger, Auto-Q issued 6,300,000 shares of its common stock for all of the common stock of Warminster. As a result of this acquisition, the stockholders of Warminster effectively acquired Auto-Q and control thereof. In conjunction with the exchange of shares, the then stockholders of Auto-Q gave 2,612,400 shares to new employees (see Note 9). Accordingly, this acquisition has been accounted for as a reverse acquisition for financial statement purposes and the accompanying consolidated financial statements give effect to the merger for all periods presented.

Note 2 - Summary of Significant Accounting Policies

         Basis of Presentation

         The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America.

         Interim Financial Statements

         The interim financial statements at December 31, 2001 and for the three months ended December 31, 2001 and 2000 are unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation have been included. Results of interim periods are not necessarily indicative of results for the entire year.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)


Note 2 -     Summary of Significant Accounting Policies  (Continued)

             Foreign Currency Translation

             The assets and liabilities of Warminster are translated into U.S. dollars at current exchange rates and revenue and expenses are translated at average exchange rates for the year. The net exchange differences resulting from these translations are recorded as a translation adjustment which is a component of stockholders' equity. Warminster's functional currency is the British Pound Sterling.

             Inventory

             Inventory is stated at the lower of cost (first-in, first-out method) or market and consists entirely of finished goods.

             Property and Equipment

             Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by accelerated methods over the assets' estimated lives ranging from five to ten years. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

             Goodwill

             Goodwill represents the aggregate excess of the cost of the company acquired over the fair value of their net assets at the date of acquisition and is being amortized by the straight-line method over a period of ten years. Amortization expense charged to operations was approximately $4,000 for each of the years ended September 30, 2001 and 2000. Accumulated amortization amounted to approximately $17,000 at September 30, 2001 and December 31, 2001 (unaudited). Commencing October 1, 2001, goodwill is no longer amortized but will be reviewed for impairment on an annual basis.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)


Note 2 -     Summary of Significant Accounting Policies  (Continued)

             Computer Software

             Computer software costs are recorded at cost and amortized by the straight-line method over three years. Amortization expense charged to operations was approximately $5,000 for each of the years ended September 30, 2001 and 2000 and $1,000 for the three months ended December 31, 2000 (unaudited). The software is fully amortized at September 30, 2001.

             Deferred Offering Costs

             Professional fees associated with the registration of the Company's common stock have been capitalized and will be charged to stockholders' equity upon the effectiveness of the registration statement. If the registration does not become effective, such costs will be expensed.

             Revenue Recognition

                Sales of Equipment

                Sales of equipment are recorded upon delivery, installation and acceptance by the customer.

                Service Income

                Advance payments for service contracts are recorded as deferred revenue when received and recognized as income over the life of the contract.

             Warranty

             Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized.

             Shipping and Handling Costs

             The Company includes shipping and handling costs in cost of goods sold.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)


Note 2 -     Summary of Significant Accounting Policies  (Continued)
             -------------------------------------------------------

             Advertising Expenses

             Advertising expenses are charged to operations in the period in which they are incurred. Advertising expenses for the year ended September 30, 2001 were approximately $27,000. No advertising expenses were charged to operations for the year ended September 30, 2000 and for the three months ended December 31, 2001 and 2000 (unaudited).

             Use of Estimates

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

             Net Income (Loss) per Common Share

         The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effect of stock options, warrants and convertible securities.

             Fair Value of Financial Instruments

             Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At September 30, 2001 and December 31, 2001 (unaudited), management believes the fair value of all financial instruments approximated carrying value.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)


Note 2 -     Summary of Significant Accounting Policies  (Continued)
             -------------------------------------------------------

             Accounting for the Impairment of Long-Lived Assets

             The Financial Accounting Standards Board issued Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") in March 1995. SFAS 121 requires companies to review their long-lived assets and certain identifiable intangibles (collectively, "Long-Lived Assets") for impairment whenever events or changes in circumstances indicate that the carrying value of a Long-Lived Asset may not be recoverable.

             New Accounting Pronouncements

             In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The statement establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133 - an Amendment of FASB Statement No. 133" ("SFAS 137"). SFAS 137 delays the effective date of SFAS 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. Since inception, the Company has not entered into arrangements that would fall under the scope of SFAS 133 and related interpretations and amendments and thus, the Company believes that SFAS 133 will not significantly affect its financial condition and results of operations.

             In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 provides the SEC staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company has implemented the guidance in SAB 101 for all periods presented.

             On June 29, 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), was approved by the FASB. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets arising from these business combinations will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)


Note 2 -     Summary of Significant Accounting Policies  (Continued)
             -------------------------------------------------------

             New Accounting Pronouncements (Continued)

             On June 29, 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), was approved by FASB. SFAS 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations and indefinite lived intangible assets, will cease upon adoption of this statement. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". If SFAS 142 had been in effect for the year ended September 30, 2001, amortization expense related to goodwill and net loss would have decreased by approximately $4,000.

Note 3 -     Going Concern

             The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained a net loss of $390,749 for the year ended September 30, 2001 and has a working capital deficiency of $72,349 at September 30, 2001, which raises substantial doubt about its ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon positive cash flows from operations and financing from the issuance of equity or debt securities. Without such financing, the Company may not be able to meet its working capital requirements. The Company plans on expanding its business by hiring additional sales and marketing staff, investing in product development, information technology enhancement and acquisitions. The Company is also seeking financing through the issuance of equity securities. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue in existence.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)


Note 4 -     Property and Equipment

             Property and equipment consists of:


                                                           September 30,    December 31,
                                                               2001              2001
                                                           -------------    ------------

                                                                             (Unaudited)


             Machinery and equipment                          $ 11,602       $  11,415
             Computer equipment                                 12,537          12,484
             Furniture and fixtures                             16,949          16,678
             Leasehold improvements                              1,443           1,420
             Capitalized vehicles                               65,587          64,534
                                                              --------       ---------
                                                               108,118         106,531
             Less:  Accumulated depreciation and

                amortization                                    13,235          17,683
                                                              --------       ---------
                                                              $ 94,883       $  88,848
                                                              ========       =========


Note 5 -     Note Payable - Bank
             -------------------

             Warminster has a L125,000 (approximately $184,000 at September 30,
2001) line of credit with a commercial bank which is due on demand. Under the terms of the agreement, Warminster pays interest at 3% over the base rate (7.75% at September 30, 2001 and 7.00% at December 31, 2001 (unaudited)). The borrowings are guaranteed by two stockholders (limited to L150,000 each) and one other stockholder (limited to L25,000).

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)



Note 6 -     Capital Lease Obligations

             Capital lease obligations consist of:


                                                                                      September 30,         December 31,
                                                                                          2001                  2001
                                                                                      -------------         ------------
                                                                                                             (Unaudited)


       Four obligations, payable in monthly installments ranging from approximately $300 to $500, including interest ranging from 10.3% to
          12.5% and maturing on various dates through July 2005; secured by specific equipment with a carrying value of approximately $59,000 at
          September 30, 2001 and $54,000 at December 31, 2001 (unaudited)             $   65,291           $   59,492

       Less:  Amount representing interest                                                11,365                9,723
                                                                                      ----------           ----------
                                                                                          53,926               49,769
       Less:  Current portion                                                             12,971               12,881
                                                                                      ----------           ----------

                                                                                      $     40,955         $  36,888
                                                                                      ============         =========


             Maturities of capital lease obligations are as follows:


              Year Ending
             September 30,
             -------------

                  2002                                               $   12,971
                  2003                                                   14,192
                  2004                                                   15,805
                  2005                                                   10,958
                                                                     ----------
                                                                     $   53,926
                                                                     ==========


                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)



Note 7 -     Due to Stockholder

             Amounts due to stockholder are non-interest bearing and due on demand.

Note 8 -     Income Taxes

             The provision for (benefit from) income taxes consists of the following:


                                                               Year Ended             Three Months Ended
                                                              September 30,                  December 31,
                                                          ------------------------    -------------------------
                                                             2001          2000           2001          2000
                                                          -----------   ----------    -----------    ----------
                                                                                      (Unaudited)    (Unaudited)

             United Kingdom:
                Current                                   $   (24,651)  $   26,671    $     4,700    $    6,246
                Deferred                                       (7,091)          --          7,098            --
                                                          -----------   ----------    -----------    ----------
                                                          $   (31,742)  $   26,671    $    11,798    $    6,246
                                                          ===========   ==========    ===========    ==========


             A reconciliation of the statutory United States income tax rate to the effective income tax rate is as follows:

                                                               Year Ended             Three Months Ended
                                                              September 30,                  December 31,
                                                          ------------------------    -------------------------
                                                             2001          2000           2001          2000
                                                          -----------   ----------    -----------    ----------
                                                                                      (Unaudited)    (Unaudited)


             Statutory U.S. income tax rate                   34.0%         34.0%           34.0%         34.8%
             Income tax rate differential between
               the United States and the United
               Kingdom                                       (14.0)        (14.0)          (14.0)        (14.0)
             Stock-based compensation                        (11.5)          -               -             -

             Other                                            (1.0)          3.3              .5            .1
                                                          --------      --------      ----------     ---------
                                                               7.5%         23.3%           20.5%         20.9%
                                                          ========      ========      ==========     =========


                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)


Note 8 -     Income Taxes (Continued)

             Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

             Deferred income taxes result from the effects of net operating loss carryforwards that may be applied to future taxable income. At September 30, 2001, Warminster has a net operating loss carryforward in the United Kingdom of approximately $36,000 which was utilized in the three months ended December 31, 2001 (unaudited).

Note 9 -     Stock-Based Compensation

             On April 27, 2001, the then stockholders of Auto-Q gave 2,612,400 vested shares to new employees of the Company as a sign-on bonus. The compensation of $242,000 has been recorded at the fair market value at the date of issuance. The Company has recorded this transaction in the fourth quarter of fiscal 2001.

Note 10 -    Concentration of Credit Risk and Major Customers

             Accounts Receivable

             Credit risk with respect to trade receivables is limited because a large number of geographically diverse customers make up the Company's customer base. The Company controls credit risk through its credit evaluation process, credit limits and monitoring procedures. Bad debt expenses have been insignificant, and generally, the Company does not require collateral or other security to support accounts receivable.

             Major Customers

             Sales to two customers accounted for approximately 57% and 32% of the total revenue for the years ended September 30, 2001 and 2000, respectively.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)


Note 11 -    Acquisitions

             Automotive Information Control Systems (UK) Limited

             In June 2001, the Company entered into a preliminary agreement to acquire all of the issued and outstanding ordinary shares of Automotive Information Control Systems (UK) Limited ("AICS"), a corporation organized under the laws of England and Wales, for approximately L50,000 (approximately $74,000 at September 30, 2001) or 76,924 common shares of Auto-Q. The consummation of the transaction is expected to take place after the effectiveness of the registration statement. The net tangible assets of AICS at the consummation of the transaction are expected to be not less than approximately $22,000. The acquisition will be accounted for using the purchase method of accounting. At September 30, 2001, the Company has advanced AICS approximately $74,000 toward the purchase price which is included in deferred acquisition costs on the accompanying consolidated balance sheet.

             Gridloc Limited

             In August 2001, the Company entered into a preliminary agreement to acquire 20% of the capital shares of Gridloc Limited ("Gridloc"), a corporation organized under the laws of the Republic of Cyprus for L100,000 (approximately $148,000 at September 30, 2001) and 1,538,461 common shares of Auto-Q. The Company has guaranteed to Gridloc that the average ask price for the fourteen days prior to the share exchange will be at least $1 and if not, they will make up the shortfall in cash. Gridloc is a start-up company which was incorporated on March 2, 2001. The consummation of the transaction is expected to take place after the effectiveness of the registration statement. The Company's investment in Gridloc will be accounted for using the equity method of accounting. At September 30, 2001, the Company has loaned Gridloc approximately $118,000 which is included in loans receivable on the accompanying consolidated balance sheet and has committed to provide additional loans of approximately $103,000 which was advanced during the three months ended December 31, 2001 (unaudited). The loan bears interest at the base rate (4.75% at September 30, 2001) and is due on or before September 30, 2002.

             In addition, at December 31, 2001 (unaudited), the Company has advanced Gridloc approximately $29,000 toward the purchase price which is included in deferred acquisition costs on the accompanying consolidated balance sheet.

                           AUTO-Q INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
 (Unaudited with Respect to the Three Months ended December 31, 2001 and 2000)


Note 12 -    Commitments

         The Company leases warehouse and office space under a non-cancellable operating lease expiring in 2003. The Company's future minimum lease payments, excluding escalation charges, are as follows:

             Year Ending
             September 30,
             -------------

                  2002                                          $   18,000
                  2003                                              18,000
                  2004                                               3,000
                                                                ----------
                                                                $   39,000
                                                                ==========

         Rent expense charged to operations for the years ended September 30, 2001 and 2000 was approximately $11,000 and $19,000, respectively, and for the three months ended December 31, 2001 and 2000 (unaudited) was approximately $12,000 and $3,000, respectively.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration:


                  Securities and Exchange Commission Registration Fee...............       $     621.00
                  *Printing and Engraving Expenses..................................          10,000.00
                  *Accounting Fees and Expenses.....................................         103,013.00
                  *Legal Fees and Expenses..........................................          75,000.00
                  *Blue Sky Fees and Expenses.......................................           5,000.00
                  *Transfer Agent's and Registrar's Fees and Expenses...............           1,000.00
                                                                                            -----------

                             *Total.................................................        $194,634.00


-----------------------
*  Estimated.


ITEM 25. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Auto-Q is required by its By-Laws and Certificate of Incorporation to protect from liability, to the fullest extent permitted by law, each person that Auto-Q is permitted to protect from liability. Auto-Q's Charter requires it to protect from liability such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law permits Auto-Q to protect from liability its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of Auto-Q must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Auto-Q. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.

         In derivative actions, Auto-Q may only protect from liability its officers, directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to Auto-Q unless, and only to the extent that, the court in which the action was brought so determines.


                                     - II-1 -

         Auto-Q's Certificate of Incorporation permits it to protect from liability its directors except in the event of: (1) any breach of the director's duty of loyalty to Auto-Q or its stockholders; (2) any act or failure to act that is not in good faith or involves intentional misconduct or a knowing violation of the law; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) any transaction in which the director received an improper personal benefit.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


      The following securities were issued by Auto-Q International within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). All of these securities are considered to be restricted securities for the purposes of the Act. All certificates representing these issued and outstanding restricted securities of the company contain appropriate text detailing their restricted status and the company has issued "stop transfer" instructions to its transfer agent for these securities.



      1. On April 27, 2001, we entered into a share exchange with all of the stockholders of Warminster Systems Limited, a company formed under the laws of United Kingdom and Wales ("Warminster"), pursuant to which we issued 6,300,000 shares of our common stock in exchange for 500 shares of Warminster's capital stock, which constitutes all of Warminster's issued and outstanding capital stock. All 6,300,000 shares of our common stock contemplated by the exchange have been issued. Upon the consummation of the share exchange, Warminster became a wholly owned subsidiary of Auto-Q. The issuance of these shares was exempt from the registration requirements of the securities act under Section 4(2) and Regulation D of the Act, as a transaction by an issuer not involving a public offering. In conjunction with the exchange of shares, the then shareholders of Auto-Q gave 2,612,400 shares to certain employees. A total of four investors participated in this transaction.



      2. On April 27, 2001 we issued 2,699,996 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $250,020. No commissions were paid. All of the purchasers in the private offering were non "U.S. persons" as such term is defined in Rule 902(k)(1) of Regulation S. The issuance of these shares was exempt from the registration requirements of the securities act under Regulation S as a transaction involving an offer and sale made outside of the United States. A total of thirteen investors participated in this transaction.



      3. In June 2001, we entered into a preliminary agreement to acquire all of the issued and outstanding ordinary shares of Automotive Information Control Systems (UK) Limited ("AICS"), a corporation organized under the laws of England and Wales, for approximately (pound sterling)50,000 (approximately $74,000 at September 30, 2001) or 76,924 common shares of our common stock. The consummation of the transaction is expected to take place after the effectiveness of this registration statement. Upon consummation of the acquisition, AICS will become a wholly-owned subsidiary of Auto-Q. The issuance of the shares will be made pursuant to Regulation S of the Act. A total of five investors participated in this transaction.


      4. In August 2001, we entered into a preliminary agreement to acquire 20% of the capital shares of Gridloc Limited ("Gridloc"), a corporation organized under the laws of the Republic of Cyprus for (pound sterling)100,000 (approximately $148,000 at September 30, 2001) and 1,538,461 shares of our common stock. Under the terms of the agreement, the average ask price quoted for our common stock on the OTCBB must be at least $1.00 for the fourteen days prior to the exchange. If the average ask price is less than $1.00 for the fourteen days prior to the exchange, we have agreed to pay the difference in cash. Gridloc is a start-up company which was incorporated on March 2, 2001. The consummation of the transaction is expected to take place after the effectiveness of the registration statement. The issuance of the shares will be made pursuant to Regulation S of the Act. A total of two investors participated in this transaction.



ITEM 27. EXHIBITS AND SCHEDULES.


         2.1 Exchange Agreement dated as of April 27, 2001 by and among Auto-Q International, Inc., Tom Lam and Elizabeth Rendall.*



         3.1 Certificate of Incorporation of Auto-Q International, Inc. filed with the Secretary of State of the State of Delaware on April 26, 2001.*



         3.2      By-laws of Auto-Q International, Inc.*



         4.1      Form of Common Stock Certificate of Auto-Q International,
Inc.*



         4.2      Form of Preferred Stock Certificate of Auto-Q International,
Inc.*



         5        Opinion of Piper Marbury Rudnick & Wolfe LLP.*



                                     - II-2 -

         10.1 Peaty and Smith Builders to Metal Products (Westbury) Limited and Warminster Systems Limited Lease of Units 55 and 57 Woodcock Trading Estate Warminster Wilshire, dated December 7, 2000.*


         10.2 Tom Lam and Warminster Systems Limited Agreement for Software Assignment dated April 9, 2001.*


         10.3 Simon Christopher James Allso and Warminster Systems Limited and Thomas Wang, Kim Lam, Agreement for sale of shares in Gridloc Limited, dated August 24, 2001.*



         10.4 Carroll Family to Warminster Systems Limited, Agreement for sale of shares of Automotive Information Control Systems (UK) Ltd.*



         10.5 Agreement between Carroll Family and Warminster Systems Limited dated February 21, 2002.



         21       Subsidiaries of the Company.*



         23.1     Consent of Mahoney Cohen & Company, CPA, P.C.


         *Previously filed.



ITEM 28. UNDERTAKINGS.

         The undersigned Registrant undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or taken as a whole, represent a fundamental change in the information detailed in the Registration Statement; and

                  (iii) To include any significant information with respect to the plan of distribution not previously disclosed in the Registration Statement or any significant change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be considered to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be considered to be the initial bona fide offering of the securities.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant pledges to supplement the prospectus, after the expiration of the subscription period, to detail the results of the subscription offer, the transactions by the underwriter, during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering of the securities. If any public offering by the underwriter is to be made on terms differing from those


                                     - II-3 -
set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         (c) "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

         (d)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





                                     - II-4 -

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of March, 2002.


                                        AUTO-Q INTERNATIONAL, INC.


                                        By  /s/ Tom Lam
                                           -----------------------------------
                                            Tom Lam, Chairman

         Each person whose signature appears below hereby constitutes and appoints Tom Lam his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




                    SIGNATURE                                  TITLE                                   DATE
                    ---------                                  -----                                   ----

/s/ Tom Lam                                        Director and Chairman
------------------------------------------         (Principal Executive Officer)                     March 4, 2002
Tom Lam

/s/ Christopher Walker                             Director, Secretary and Treasurer
------------------------------------------         (Principal Financial and Accounting Officer)      March 4, 2002
Christopher Walker

/s/ Guy Wormington                                 Director                                          March 4, 2002

------------------------------------------
Guy Wormington

/s/ Anthony Power                                  Director and President                            March 4, 2002

------------------------------------------
Anthony Power





                                     - II-5 -